Exhibit 99.1

NEWS RELEASE Investor Contact: Ben McCarville, Vice President, Director of Investor Relations 920-491-7059 Media Contact: Andrea Kozek, Vice President, Public Relations Senior Manager 920-491-7518

Associated Announces Annual Meeting Results;

Dividends; Stock Repurchase Program; and

New Technology Committee

GREEN BAY, Wis. –– April 28, 2026 –– Associated Banc-Corp (NYSE:ASB) (“Associated”) today announced the results of the actions taken at its 2026 Annual Meeting of Shareholders.

Annual Meeting Results

The following directors were elected:

-	John (Jay) B. Williams, chairman, Associated Banc-Corp, and chairman, Church Mutual Insurance Company
-	Owen J. Sullivan, vice chairman, Associated Banc-Corp, and former president and chief operating officer of the former NCR Corporation
-	Andrew J. Harmening, president and chief executive officer, Associated Banc-Corp
-	Judith P. Greffin, former chief investment officer, Allstate Corporation
-	Michael J. Haddad, chair of the board of directors, Schreiber Foods, Inc.
-	Rodney Jones-Tyson, global chief human resources officer, Baird Financial Group
-	Eileen A. Kamerick, adjunct professor of law and consultant
-	Wende L. Kotouc, former executive co-chairperson and chief executive officer of American National Bank and executive vice president of American National
-	Kristen M. Ludgate, former strategic advisor and former Chief People Officer at HP Inc.
-	Cory L. Nettles, founder and managing director, Generation Growth Capital, Inc.
-	Karen T. van Lith, founder and CEO of APEL Worldwide, LLC

Shareholders also (1) approved named executive officer compensation, and (2) ratified the selection of KPMG LLP as Associated’s independent accounting firm for 2026.

The Board of Directors recognized R. Jay Gerken, Robert A. Jeffe, and Gale E. Klappa as they retired from the Board. “We are deeply grateful to Jay Gerken, Bob Jeffe and Gale Klappa for their many years of service and leadership,” said John (Jay) B. Williams, Chairman of the Board. “In recognition of their contributions, the Company has made a $25,000 charitable donation in each director’s honor to the charity of their choice. We thank them for their dedication and wish them the very best.”

Dividends Declared

The Associated Board of Directors declared a regular quarterly cash dividend of $0.24 per common share, payable on June 15, 2026, to shareholders of record at the close of business on June 1, 2026.

The Board of Directors also declared a regular quarterly cash dividend of $0.3671875 per depositary share on Associated’s 5.875% Series E Perpetual Preferred Stock, payable on June 15, 2026, to shareholders of record at the close of business on June 1, 2026.

The Board of Directors also declared a regular quarterly cash dividend of $0.3515625 per depositary share on Associated’s 5.625% Series F Perpetual Preferred Stock, payable on June 15, 2026, to shareholders of record at the close of business on June 1, 2026.

Stock Repurchase Program

In addition, the Board authorized the repurchase of up to $100 million of Associated’s common stock. This repurchase authorization is in addition to the authority remaining under the previous program. With this repurchase authorization, the total authorization to repurchase common stock is $214 million as of April 28, 2026. Repurchases under such programs are subject to regulatory limitations and may occur from time to time in open market purchases, block transactions, accelerated share repurchase programs or similar facilities.

Technology Committee Established

The Board of Directors also established a Technology Committee of the Board. The Technology Committee will oversee Associated’s data management, information technology, information security, vendor management, and measures taken by Associated to assess and mitigate risks in such areas.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of approximately $50 billion and is the largest bank holding company based in Wisconsin. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from over 200 banking locations throughout Wisconsin, Illinois, Iowa, Minnesota, Missouri and Nebraska. The Company also operates loan production offices in Indiana, Kansas, Michigan, New York, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD-LOOKING STATEMENTS

Statements made in this presentation which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “intend,” "target,” “outlook,” “project,” “guidance,” “forecast,” or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include the ability to complete the proposed transaction involving Associated Banc-Corp ("Associated") and American National Bank ("American National") and to integrate the two businesses successfully and in a timely manner, if at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all; and such other risk factors as identified in the Company’s most recent Form 10-K and subsequent Form 10-Qs and other SEC filings, and such factors are incorporated herein by reference.